                                                                       Exhibit C


Unlocking Shareholder Value

                                 March 30, 2000

                               Western Resources




                                                        [LOGO] Western Resources

Disclaimer

The exchange offer of Westar Capital shares for Western Resources shares has not yet commenced. This presentation does not constitute an offer to sell or exchange any securities. Any offer will be made pursuant to a registration statement and a tender offer statement to be filed with the Securities and Exchange Commission. Western Resources shareholders are urged to read the registration statement, and the tender offer statement when they are available because they will contain important information relating to the offer. A prospectus relating to the offer will be disseminated to all Western Resources shareholders. Shareholders will also be able to obtain the registration statement, the tender offer statement and other filed documents for free at the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov. In addition, Western Resources will make the filed documents
-------------------
available for free to Western Resources shareholders.

Unlocking Shareholder Value

o Significant trading discount exists in Western Resources' stock

o Discount likely to persist

   - Protection One Earnings continue to depress consolidated EPS

   - Continuing holding company discount

o Separation of the Utility (Westar Energy) and non-electric utility assets (Westar Capital) will allow the market to more accurately value these separate companies

o Following proposed transaction, goal is to maintain investment grade senior secured credit rating

Unlocking Shareholder Value

o Western Resources will be split into two publicly traded entities through a non pro rata exchange offer

  - Westar Energy - Pure play electric utility consisting of KPL and KGE

  - Westar Capital - Consists of Protection One, ONEOK, Paradigm Direct, Protection One Europe and other assets.

o Advantages

  - Unlocks value by creating a pure play Electric Utility

  - Allows investors to invest in Westar Capital, 2nd largest residential provider of monitored security and 45% owner of ONEOK

Valuation Assumptions

o Exchange offer

  - Split is expected to be achieved through a non pro rata exchange offer

  - Up to approximately 37 million shares of Westar Capital will be offered to the shareholders with a minimum of approximately 29 million shares outstanding, subject to the terms in the final exchange offer. If the offer is undersubscribed, Westar Energy will hold the shares below approximately 29 million for possible later distribution or sale.

  - Partial disposition of Protection One through issuance of $15 million preferred stock to third party

  - Westar Energy issues approximately $300 million in equity, following close of transaction

o Westar Energy grants Warrant to Westar Capital

  - In conjunction with the exchange offer, Westar Capital receives warrant to acquire 19.9% of the common stock of Westar Energy. The Warrant expires in 12 years. The exercise price will be equal to the estimated trading value of Westar Energy at the time the exchange offer commences. The implied valuation of the Warrant is $30 - $40 million.

Key Execution Mechanics

 Pre Separation                                    Separation                          Post Separation
o Organization of Westar Capital          o Westar Capital distributed to            o Westar Capital
                                            current Western Resources
o Partial disposition of Protection         shareholders in exchange for WR            - New company with Protection
  One provides tax shelter                  shares                                       One, ONEOK, Paradigm
                                                                                         Direct, Protection One
o Westar Energy grants Westar               - Exchange is non-pro rata;                  Europe and Other
  Capital Warrant to purchase                 shareholders choose whether                Investments
  Westar Energy shares post-                  to participate
  separation                                                                          o Westar Energy
                                            - Shareholders likely will treat            - Electric utility assets
                                              receipt of Westar Capital
                                              stock as capital gain or loss             - Issuance of approximately
                                              for tax purposes                            $300 million of equity

                                            - EPS accretion for Utility
                                              shareholders

Current Western Resources Valuation

                                     Value per
Western Resources                   WR Share (1)
-----------------------------       ------------
Westar Energy (2)                       $26.06
ONEOK (3)                                 9.43
Protection One (3)                        2.48
Protection One Europe (4)                 3.33
Other Investments (5)                     4.27
Debt (6)                                (16.27)
-----------------------------       ------------
Value per WR Share                      $29.30

Current WR Stock Price (3)              $16.75

Current Price Discount                   42.83%

(1)  Shares outstanding at Western Resources of 67.6 million.

(2) Calculated using earnings of $2.19 per share times S&P average multiple of 11.9.

(3) Market prices as of 3/24/00. ONEOK value includes $4.87 premium for preferred shares.

(4)  Cost basis of $225 million.

(5) Other Investments include marketable securities (net of tax), unregulated generation, Paradigm and interest due from Protection One.

(6)  Assumes $1.1 billion in debt.

New Westar Energy Pro Forma Fact Sheet

Westar Energy (dollars in millions, except per share amount)
--------------------------------------------------------------------------------
Electric Customers                                                    628,000

Generation 12/31/99                                                  5,458 MW

12/31/99 Assets                                                        $4,674

1999 Revenues                                                          $1,429

1999 EBITDA                                                              $501

Pro Forma 1999 Net Income to Common                                       $85

Pro Forma 12/31/99 Debt                                                $3,000

Anticipated Common Dividend per Share                                   $1.20

New Westar Energy -Pro Forma Valuation *

(dollars in millions, except per share amounts)

                                          Assumes Minimum         Assumes Maximum
Westar Energy Valuation                 Subscription Level      Subscription Level
-----------------------                 ------------------      ------------------
1999 Pro Forma Net Income                          $147.00                 $147.00
Interest on Unallocated Debt (1)                   ($54.45)                ($54.45)
Other Pro Forma Adjustments                         ($8.05)                 ($8.05)
                                        ------------------      ------------------
Net Income                                          $84.50                  $84.50
Shares Outstanding - millions (2)                     38.6                    30.6
EPS                                                  $2.19                   $2.76
                                        ==================      ==================

Anticipated Dividend                                 $1.20                   $1.20

(1) Unallocated Debt of $1.1 billion.

(2) Minimum subscription assumes 38.6 million shares of Westar Energy and 29 million shares of Westar Capital. Maximum subscription assumes 30.6 million shares of Westar Energy and 37 million shares of Westar Capital. Assumes 1:1 exchange ratio.

* Excludes issuance of approximately $300 million of equity.

New Westar Energy -Pro-Forma Valuation *

                                                  Westar Energy Implied Stock Price (1)
                                                  -------------------------------------
                                                       Minimum            Maximum
                                                     Subscription       Subscription
Average Industry Multiples                           EPS of $2.19       EPS of $2.76
---------------------------------------------     ----------------   ------------------
S&P Electric Index      P/E              11.9          $26.05             $32.86
                        Dividend Yield   6.2%          $19.35             $19.35

Everen Index            P/E              12.7          $27.80             $35.07
                        Dividend Yield   5.8%          $20.69             $20.69

Philadelphia Index      P/E              13.0          $28.46             $35.90
                        Dividend Yield   5.9%          $20.34             $20.34
---------------------------------------------     ----------------   ------------------

                        P/E Average     12.5
                        Average Yield   6.0%
                        ---------------------------------------------------------------
                        Average Stock Price            $23.78             $27.37
                        ---------------------------------------------------------------

(1) Based on 1999 Pro Forma Net Income for Westar Energy

* Excludes issuance of approximately $300 million of equity. Index averages as of 3/24/00.

Westar Capital Pro Forma Fact Sheet

(dollars in millions)

                                   Assets (1)           EBITDA (3)
                                   ----------           ----------
Protection One                         $167.7               $165.0
Protection One Europe                  $225.0                $42.7
                                   ----------           ----------
Total                                  $392.7               $207.7


                                   Assets (2)       Net Income (4)
                                   ----------      ---------------
ONEOK                                  $637.5                $37.6
Paradigm Direct                          35.4                  0.8
Unregulated Generation                   84.7                  6.3
Marketable Securities (net of tax)      111.8                  9.8
Due from Protection One                  56.9                  2.8
Value of Warrant                         35.0                    -
                                   ----------      ---------------
Total                                  $961.3                $57.3

(1) Protection One calculated using 3/24/00 market price. Protection One Europe calculated using 3/1/00 purchase price.

(2) ONEOK calculated using 3/24/00 market price, includes $4.87 premium on preferred shares. Paradigm, unregulated generation, amount due from Protection One and marketable securities calculated using 12/31/99 book value. Warrant valuation based upon binomial valuation method.

(3) EBITDA calculated using 1999 results.

(4) Net Income calculated using 1999 results.

Westar Capital - Pro Forma Asset Valuation

(dollars in millions, except per share amounts)
                                         Assumes Minimum       Assumes Maximum
Westar Capital Valuation                Subscription Level    Subscription Level
------------------------                ------------------    ------------------
Protection One (1)                                 $167.7                $167.7
ONEOK (1)                                           637.5                 637.5
Unregulated Generation                               84.7                  84.7
Paradigm                                             35.4                  35.4
Protection One Europe                               225.0                 225.0
Marketable Securities (net of tax)                  111.8                 111.8
Due from Protection One                              56.9                  56.9
Value of Warrant (2)                                 35.0                  35.0
                                        ------------------    ------------------
Net Assets                                       $1,354.0              $1,354.0

Shares Outstanding (3)                               29.0                  37.0

Theoretical Stock Price                            $46.69                $36.59

Holding Company Discount
--------------------------------------------------------------------------------
                                    30%            $32.68                $25.62
--------------------------------------------------------------------------------
                                    40%            $28.01                $21.96
--------------------------------------------------------------------------------
                                    50%            $23.34                $18.30

(1) Based on Market Prices as of 3/24/00. ONEOK value includes $4.87 premium for preferred shares.

(2) Warrant valuation based upon binomial valuation method.

(3) Minimum subscription assumes 29 million shares of Westar Capital and 38.6 million shares of Westar Energy. Maximum subscription assumes 37 million shares of Westar Capital and 30.6 million shares of Westar Energy.

Forward-Looking Statements

Forward-Looking Statements: Certain matters discussed in this presentation are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe", "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, achievement of anticipated cost savings, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in nonregulated businesses, events in foreign markets in which investments have been made, and accounting matters. Our actual results may differ materially from those discussed here. See the company's and Protection One's 1999 Annual Reports on Form 10-K and quarterly reports on Forms 10-Q and current reports on Form 8-K for further discussion of factors affecting the company's and Protection One's performance. Western Resources disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this presentation.

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